Exhibit 99.1

FG Imperii Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

ITASCA, Ill., January 15, 2026  -- FG Imperii Acquisition Corp. (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company, today announced the pricing of its initial public offering of 20,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share. The units are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “FGIIU” beginning January 16, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “FGII” and “FGIIW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

ThinkEquity is acting as sole book-running manager for the offering and EarlyBirdCapital, Inc. is acting as co-manager in the offering.

The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on January 20, 2026, subject to customary closing conditions.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 15, 2026. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004, by telephone at (877) 436-3673 and by email at prospectus@think-equity.com, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FG Imperii Acquisition Corp.

FG Imperii Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While FG Imperii Acquisition Corp. will not limit its search for a target company to any particular business segment, FG Imperii Acquisition Corp. intends to focus its search for a target business in the financial services industry in North America.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company's initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of FG Imperii Acquisition Corp., including those set forth in the Risk Factors section of FG Imperii Acquisition Corp.'s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. FG Imperii Acquisition Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Hassan R. Baqar
Chief Financial Officer
FG Imperii Acquisition Corp.
(847) 791 6817

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